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                                                                      EXHIBIT 99

                                [CDI LETTERHEAD]

Release Immediately                                                June 25, 2003



                                  Press Release

                           Contact: Timothy P. Gaylord

517-676-0500

CAPITAL DIRECTIONS ANNOUNCES BOARD OF DIRECTORS' PRELIMINARY APPROVAL OF GOING PRIVATE MERGER TRANSACTION AND INTENT TO DEREGISTER STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

MASON, MICHIGAN - The Board of Directors of Capital Directions, Inc. (OTC Bulletin Board: CTDN) announced today that it has preliminarily approved a going private merger transaction in which holders of less than 225 shares of the Company's common stock would receive $50.00 in cash for each share of Company common stock that they held prior to merger. Shareholders owning 225 shares or more will continue to hold their shares. Capital Directions common stock historical 90 day average price was $49.88 as of June 11, 2003.

The proposed transaction is subject to shareholder and regulatory approvals and is intended to reduce the number of Capital Directions holders of record to under 300, the level at which the Company is required to continue to file periodic reports with the SEC. As a result, if completed, Capital Directions intends to terminate the registration of its stock with the SEC and cause the stock to cease to be traded on the OTC Bulletin Board. The Board of Directors believes that the increasing costs of being a "public" company is not justified by the benefits, given the Company's limited trading activity. The Company intends to hold a special meeting, at which the matter will be considered, during the fourth quarter of 2003.

Details of the transaction may be found in Capital Directions' Preliminary Proxy Statement that will be filed with the SEC. Capital Directions plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Capital Directions at the SEC's website or from the Company by directing requests to the attention of Kimberly Dockter, Treasury and Administrative Officer, Capital Directions, Inc., 322 South Jefferson Street, Mason, MI 48854, telephone number 517-676-0500, extension 204.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock.

This press release may contain forward-looking statements that involve assumptions and potential risks and uncertainties. Capital Directions' future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.